Exhibit 10.10

Social Award Agreement

This Social Award Agreement (this “Agreement”) is made as of May 7, 2019 by and between SciPlay Corporation, a Nevada corporation (“SciPlay”), and Barry L. Cottle (“Executive”).

WHEREAS, Scientific Games Corporation, a Nevada corporation (“SciGames”), and Executive entered into an Employment Agreement, dated as of May 4, 2018 and effective as of June 1, 2018 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, Executive was entitled to receive incentive compensation from SciGames pursuant to a 2018-2020 LTIP in return for Executive’s services on behalf of, and benefiting, SciGames’ Social Gaming business since January 1, 2018;

WHEREAS, SciGames and Executive entered into an Amendment to Employment Agreement, dated as of May 7 2019, that would cancel Executive’s right to the 2018-2020 LTIP conditioned upon the effectiveness of this Agreement, which provides the Social Award (as defined below) as a replacement award for the 2018-2020 LTIP, and the effectiveness of the grant of the Social Award;

WHEREAS, SciGames has been pursuing a potential initial public offering of a minority stake in its Social Gaming business, which would involve the issuance and sale of shares of Class A common stock of SciPlay (such shares, the “SciPlay Shares” and, such offering, the “Social IPO”);

WHEREAS, following the Social IPO, SciPlay will be the sole manager of SciPlay Parent Company, LLC, a Nevada limited liability company (“SciPlay Parent”);

WHEREAS, in anticipation of, and following, the Social IPO, Executive is expected to serve as Executive Chairman of SciPlay and provide substantial services on behalf of SciPlay and its subsidiaries and affiliates, including SciPlay Parent; and

WHEREAS, in connection with the Social IPO, the parties desire to provide Executive with a long-term incentive award on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Effectiveness. This Agreement shall become effective upon the consummation of the Social IPO (such date, the “Effective Date”). The parties hereto acknowledge that this Agreement is expressly contingent upon the consummation of the Social IPO and that in the event SciGames determines not to consummate the Social IPO, this Agreement shall be null and void ab initio.

2.                                      Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement. As used in this Agreement, the following terms have the following meanings:

a.              “2017 Adjusted EBITDA” means $100 million.

b.              “2017 Revenue” means $360 million.

c.               “2020 Adjusted EBITDA” means Adjusted EBITDA for SciPlay and its subsidiaries for the 2020 fiscal year excluding: (i) non-recurring or one-time financial results that the Committee determines must be excluded to ensure 2017 Adjusted EBITDA and 2020 Adjusted EBITDA are calculated on the same basis; (ii) the impact (positive or negative) of any acquisitions, joint ventures or other similar transactions completed on or after January 1, 2018 (collectively, “Transactions”), as determined by the Committee; and (iii) expenses that the Committee determines would not have been incurred by the Pre-IPO Business, such as expenses associated with being a public company. For the avoidance of doubt, 2020 Adjusted EBITDA shall be calculated on a basis consistent with 2017 Adjusted EBITDA both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Executive; provided that the Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements.

d.              “2020 Revenue” means the Revenue of SciPlay and its subsidiaries for the 2020 fiscal year excluding: (i) non-recurring or one-time financial results that the Committee determines must be excluded to ensure 2017 Revenue and 2020 Revenue are calculated on the same basis; and (ii) the impact (positive or negative) of any Transactions, as determined by the Committee. For the avoidance of doubt, 2020 Revenue shall be calculated on a basis consistent with 2017 Revenue both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Executive; provided that the Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements.

e.               “Committee” means the Compensation Committee of the Board of Directors of SciPlay.

f.                “Adjusted EBITDA” means earnings before interest, tax, depreciation and amortization expense, adjusted to exclude:  (i) contingent acquisition consideration; (ii) restructuring and other, which includes charges or expenses attributable to: (1) employee severance; (2) management changes; (3) restructuring and integration; (4) M&A and other, which includes: (A) M&A transaction costs; (B) purchase accounting adjustments; (C) unusual items (including certain legal settlements); and (D) other non-cash items; and (5) cost-savings initiatives; (iii) stock-based compensation expense; (iv) loss (gain) on debt financing transactions; and (v) other non-operating expenses (income) including foreign currency (gains) and losses.

g.               “Plan” means the SciPlay Corporation Long-Term Incentive Plan or, if by a different name, the long-term equity incentive plan of SciPlay in effect upon the consummation of the Social IPO.

h.              “Pre-IPO Business” means SciGames’ Social Gaming business, which for the 2017 fiscal year was comprised of SG Nevada Holding Company II, LLC (now known as SG Social Holding Company II, LLC) and all of its subsidiaries; provided that the Committee shall determine what constitutes the Pre-IPO Business.

i.                  “Qualifying SciPlay Termination” means a termination of Executive’s employment as Executive Chairman by SciPlay without Cause or a termination of Executive’s employment as Executive Chairman by Executive for Good Reason. Good Reason as used in this definition shall also include a termination of Executive’s employment as Executive

Chairman of SciPlay as a result of SciGames requiring Executive to resign his position as Executive Chairman of SciPlay in order to retain a position with SciGames or its affiliates.

j.                 “Revenue” means revenue, as determined in accordance with U.S. Generally Accepted Accounting Principles.

3.                                      Social Award Grant. The “Social Award” shall consist of performance-conditioned restricted stock units (“PRSUs”) with respect to SciPlay Shares.  The Social Award shall be granted effective as of the later of the consummation of the Social IPO and the first date on which the Plan has been approved by the Board of Directors of SciPlay and SciPlay’s stockholders. The target number of PRSUs subject to the Social Award shall be equal to the number of SciPlay Shares determined by dividing $12 million by the initial offering price of a SciPlay Share in the Social IPO, as determined by the Pricing Committee (or other applicable committee) of the Board of Directors of SciPlay.

4.                                      Vesting. Provided (x) Executive remains an employee or director of SciPlay or any of its subsidiaries or of SciGames or any of its subsidiaries, in either case, through December 31, 2020 or (y) if Executive’s employment is terminated earlier by SciPlay and SciGames and their respective subsidiaries without Cause or by Executive for Good Reason (in the case of (y), subject to Executive’s compliance with Section 4(k) of the Employment Agreement), one-third of the target number of PRSUs subject to the Social Award shall vest and become payable based on 2020 Revenue (the “Revenue PRSUs”) and two-thirds of the target number of PRSUs subject to the Social Award shall vest and become payable based on 2020 Adjusted EBITDA (the “AEBITDA PRSUs”), in each case, as set forth below; provided that, in the event that Executive receives a notice of termination without Cause from either SciPlay or SciGames and not from the other entity, then Executive shall also be deemed to have been terminated without Cause from such other entity if (1) Executive has incurred a “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) from such other entity as a result of such other entity reducing the scope of services to be provided by Executive and (2) there has not been a finding by such other entity that grounds for termination of Executive’s employment for Cause exist.

a.              The Revenue PRSUs shall be forfeited in their entirety if 2020 Revenue does not exceed 2017 Revenue, and shall vest at target if 2020 Revenue equals or exceeds $720 million.  If 2020 Revenue is between 2017 Revenue and $720 million, the number of Revenue PRSUs that vest shall be determined based on linear interpolation from 0% of the target number of Revenue PRSUs if 2020 Revenue equals 2017 Revenue to 100% of the target number of Revenue PRSUs if 2020 Revenue equals or exceeds $720 million.

b.              The AEBITDA PRSUs shall be forfeited in their entirety if 2020 Adjusted EBITDA does not exceed 2017 Adjusted EBITDA, and shall vest at target if 2020 Adjusted EBITDA equals or exceeds $250 million.  If 2020 Adjusted EBITDA is between 2017 Adjusted EBITDA and $250 million, the number of AEBITDA PRSUs that vest shall be determined based on linear interpolation from 0% of the target number of AEBITDA PRSUs if 2020 Adjusted EBITDA equals 2017 Adjusted EBITDA to 100% of the target number of AEBITDA PRSUs if 2020 Adjusted EBITDA equals or exceeds $250 million.

c.               Notwithstanding anything in the award agreement to the contrary, the Committee may adjust the number of PRSUs that vest if it determines that, because of changes in the value of SciPlay Shares from the initial offering price of the Social IPO, vesting as set forth above would result in Executive receiving substantially more or less in value than contemplated by the parties. For example, if the stock price at the time of vesting is three times the initial offering price, such that if the Social Award fully vests Executive would receive SciPlay Shares worth $36 million, the Committee may reduce the number of PRSUs that vest. In no event, however, shall any such increase or reduction in the number of PRSUs that vest result in Executive receiving more or less in value than if the price per share of SciPlay Shares at the time of vesting is unchanged from the initial offering price of the Social IPO.

5.                                      Payment. The SciPlay Shares underlying the PRSUs that vest in accordance with Section 4 shall be delivered to Executive as soon as practicable following the date on which SciPlay’s 2020 fiscal year results are audited and approved by the Committee, but in no event later than March 15, 2021.

6.                                      The Plan; Change in Control.

a.              The Social Award shall be granted pursuant to the Plan, subject to the terms and conditions of the Plan, except to the extent otherwise provided herein, and evidenced by the execution of an award agreement pursuant thereto, but in all respects consistent with the terms of this Agreement. For the avoidance of doubt, notwithstanding anything in the Plan to the contrary, no terms of this Agreement shall be altered or diminished in any manner without the written consent of Executive.

b.              In the event a “Change in Control” (as defined in the Plan) occurs prior to the determination of the Committee of the number of PRSUs that vest pursuant to Section 4 of this Agreement or a forfeiture of the PRSUs in accordance with this Agreement, then (i) if a Qualifying SciPlay Termination occurred prior to such Change in Control, then 2020 Revenue and 2020 Adjusted EBITDA shall be deemed achieved at $720 million and $250 million, respectively, such that Executive shall vest in the target number of PRSUs or (ii) in all other cases, the Social Award shall be treated in accordance with Section 9(a) of the Plan (i.e., vest based on a performance level determined by the Committee); provided that the Committee shall have full discretion to adjust the form of consideration that may be payable in respect of the Social Award in connection with a Change in Control into cash or equity of the successor to, or parent entity of, SciPlay following such Change in Control on a basis providing for equal value at the time of such adjustment.  In the event the PRSUs vest in accordance with this Section 6(b), the consideration underlying such PRSUs shall be delivered to Executive within 15 business days following the occurrence of the Change in Control.

7.                                      Taxes and Internal Revenue Code 409A.  All payments made to Executive will be subject to and made in accordance with Section 3(f) of the Employment Agreement. Unless otherwise elected by Executive, with respect to any tax obligation (whether federal, state, local, foreign or otherwise) of Executive arising with respect to the Social Award, SciPlay shall reduce the number of SciPlay Shares due with respect to the Social Award by a number of SciPlay Shares having a fair market value (as determined by the Committee and measured as of the date on which the tax obligation is incurred) sufficient to cover the amount of any applicable tax obligation. To the extent all or a portion of the Social Award constitutes deferred compensation subject to Section 409A, Section 4(g) of the Employment Agreement shall apply to the Social Award, in each case, mutatis mutandis.

8.                                      Forfeiture; “Clawback” Policies.  Section 5.6 of the Employment Agreement shall apply to the Social Award, mutatis mutandis.

9.                                      Construction.  The provisions of the Social Award shall be interpreted and administered as determined by the Committee in a manner to prevent duplication of the aggregate opportunity provided hereunder.

10.                               Determinations by Committee.  All determinations by the Committee (or by the Board of Directors of SciPlay or any committee thereof) under this Agreement shall be made in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Committee (or the Board of Directors of SciPlay or any committee thereof, as applicable).  The Committee shall consult with the SciGames Compensation Committee concerning its determinations.

11.                               Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.  Section 12(b) of the Employment Agreement shall apply to this Agreement, mutatis mutandis.

12.                               Counterparts.  This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

13.                               Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

14.                               Notices.  All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to SciPlay, at 6601 Bermuda Road, Las Vegas, NV 89119, Attn: General Counsel, (b) to Executive, at the last address shown in the Company’s records, with a copy (which shall not constitute notice) to: Gillian Emmett Moldowan, Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of May 7, 2019.

SCIPLAY CORPORATION

By:	/s/ Joshua Wilson
Name: Joshua J. Wilson
Title: Chief Executive Officer

/s/ Barry L. Cottle
Barry L. Cottle

[Signature Page to Social Award Agreement]